As filed with the Securities and Exchange Commission on October 26, 2006

Registration No. 333-132028

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 11

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VSURANCE, INC.

(Name of small business issuer in its charter)

NEVADA	8999	13-4303483
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

220 West 6th Street, Suite D

Little Rock, Arkansas 72201

501-372-4443

(principal office)

Parasec (Agent for Service)

318 North Carson Street, Suite 208

Carson City, Nevada, 89701

Copies of communications to:

JOSEPH I. EMAS

1224 WASHINGTON AVENUE

MIAMI BEACH, FLORIDA 33139

TELEPHONE NO.: (305) 531-1174

FACSIMILE NO.: (305) 531-1274

Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Number of shares to be registered	Proposed Maximum Offering price per share(1)	Proposed Maximum Aggregate offering price	Amount of registration fee(1)
Common Shares	25,000,000	$1.00	$25,000,000	$2,675
Total				$2,675	*

(1)	Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act and computed pursuant to Rule 457 under the Securities Act. Previously paid.

No exchange or over the counter market exists for our common stock. The most recent price paid for our common stock in a private placement was $0.50.

*	$18,725 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is filed solely to update the information provided in Part II—Information Not Required in Prospectus.

Part II—Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The question of whether a director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution*

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement.

Amount
SEC registration fee	2,675.
Printing and shipping expenses	5,000.
Legal fees and expenses	50,000.
Accounting fees and expenses	30,000.
Transfer and Miscellaneous expenses	12,325.
Total	100,000

*	All expenses except SEC registration fee are estimated.

Item 26. Recent Sales of Unregistered Securities

In July 2005 through December 2005, as depicted in the audited financial statements, the following preferred and common shares were issued to accredited investors without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similar applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities.

	Shares Issued	Consideration
Joel D. Clendening Class A preferred issued for consulting services and cash investment 8/20/2005	20,000	$150.00
Coactive Systems, Inc. Class A preferred issued for cash investment, asset contribution (insurance software), and programming services 8/20, 10/1, & 11/9/2005	760,050	$27,525.00
Albert Grasso (1) Class A preferred issued for equity investment 11/30/2005	600,000	$.00
Sara Mirza Trust (1) Class A preferred issued for equity investment 11/30/2005	600,000	$.00
Hampton Insurance Company Ltd Class A preferred issued for insurance advisory consulting services 11/30/2005	100,000	$3,000.00
Allen Hayes Class A preferred issued for cash investment 10/1/2005	3,350	$1,675.00
Terance Kelley Class A preferred issued for financial accounting services and cash investment 8/20 & 10/1/2005	403,350	$11,675.00
Donna L. Killean Class A preferred issued for insurance consulting services and cash investment 8/2 & 10/1/2005	356,700	$11,168.50
Matt Lile Class A preferred issued for insurance consulting services 11/30/2005	200,000	$6,000.00
Ann Perniciaro Class A preferred issued for cash investment 10/1/2005	3,350	$1,675.00
Malcolm Pollard Class A preferred issued for cash investment 10/1/2005	3,350	$1,675.00
Sandias Azucaradas CR SA Class A preferred issued for investment banking consulting services 8/20/2005	100,000	$2,500.00

Holly Stanley Class A preferred issued for policy underwriting and insurance claim services 10/1/2005	1,500,000	$45,000.00
Sterling Capital Holdings, Ltd Class A preferred issued for cash investment 10/1/2005	100,000	$50,000.00
Strategic Corporate Advisors LLC Class A preferred issued for investment banking consulting services 8/20/2005	100,000	$2,500.00
Divine Capital Markets Common issued for investment banking consulting services 10/1/2005	100,000	$50,000.00
Joseph I. Emas Class B preferred issued for legal services in formation of the company 8/25/2005	50,000	$1,500.00
Hampton Insurance Company Ltd Class B preferred issued for insurance consulting services 11/30/2005	100,000	$3,000.00
Allen Hayes Class B preferred issued for business management services 8/25/2005	50,000	$1,500.00
Maureen Hickey Class B preferred issued for pet industry consulting services 11/30/2005	20,000	$600.00
Matt Lile Class B preferred issued for insurance marketing consulting services 11/30/2005	200,000	$6,000.00
Ann Perniciaro Class B preferred issued for retail merchandising consulting & director services 8/25/2005	50,000	$1,500.00
Malcolm Pollard Class B preferred issued for management and director services 8/25/2005	100,000	$3,000.00
Holly Stanley Class B preferred issued for product development and insurance carrier services 11/30/2005	30,000	$837.50

Total as of December 31, 2005	5,550,150	$232,481.00

(1)	The equity investment of Albert Grasso and Sara Mirza Trust totaling $500,000 will reduce the loan balance to Samir Financial (Lender) when and if the loan is repaid when due (December 14, 2006). In lieu of Vsurance having to repay the entire loan amount of $4,000,000 the lender has agreed, if the loan is retired when due, to accept 1.2 million class A preferred stock as a $500,000 payment in lieu of actual cash. See financial statement footnotes for additional information.

Recent Sales of Unregistered Securities, Continued

In January 2006 through February 22, 2006, after the audited financial statement period of inception through December 31 2005, the following preferred and common shares were issued to accredited investors without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similar applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities. February 22, 2006, was the final closing date and all subscription agreements had been executed in connection with the January and February 2006 offering; furthermore, no offers or sales have been made in connection with the January and February 2006 offering after this registration statement was filed on February 24, 2006. At the close of March 31, 2006, there was an in transit stock subscription receivable of $24,550 from the initial financing—common stock offering—for foundation funds due to the Company’s relocation. These funds have all since cleared our bank and there is no longer a subscription receivable as reported in our June 30, 2006 financial statements. Four existing, as of December 31, 2005, preferred class A shareholders converted their shares to common. These common shares were issued by and authorized by the board of directors.

	Shares Issued	Consideration
Mark Spaner Class A preferred issued for product marketing consulting services 1/31/2006	65,000	$19,500.00
Mark Spaner Class B preferred issued for product marketing and internet website services 1/31/2006	100,000	$30,000.00
J. Michael Pickens, JD (1) Class B preferred issued for regulatory and director services 1/31/2006	100,000	$30,000.00
Sara Mirza Trust (2) Class A preferred issued for equity investment 1/31/2006	600,000	$.00
Joel D. Clendening (3) Class A preferred issued for services on 8/20/2005 were converted to shares of common stock on 1/26/2006	100,000	$0.00
Sandias Azucaradas CR SA (3) Class A preferred issued for services on 8/20/2005 were converted to shares of common stock on 1/27/2006	500,000	$0.00
Sterling Capital Holdings, Ltd (3) Class A preferred issued for cash investment on 10/1/2005 were converted to shares of common stock on 1/27/2006	500,000	$0.00
Strategic Corporate Advisors LLC (3) Class A preferred issued for services on 8/20/2005 were converted to shares of common stock on 1/27/2006	500,000	$0.00
Meghan Anderson Common issued for equity investment 2/3/2006	2,050	$1,025.00
Alan Coogan Common issued for equity investment 2/8/2006	2,100	$1,050.00
Michael J. Drew Common issued for equity investment 2/8/2006	2,600	$1,300.00
Michael A. Drew Common issued for equity investment 2/8/2006	2,600	$1,300.00
Robert Duesing Common issued for equity investment 2/10/2006	2,150	$1,075.00
Theodore Neal Easterling Common issued for equity investment 2/10/2006	2,000	$1,000.00
Ralph L. Glossner Common issued for equity investment 2/10/2006	2,000	$1,000.00

Recent Sales of Unregistered Securities, Continued

	Shares Issued	Consideration
Richard Haas Common issued for equity investment 2/13/2006	2,200	$1,100.00
C. Fred Hoch Common issued for equity investment 2/13/2006	2,100	$1,050.00
David Hoch Common issued for equity investment 2/13/2006	2,100	$1,050.00
Patrick Hoch Common issued for equity investment 2/14/2006	2,000	$1,000.00
James E. Hines Common issued for equity investment 2/14/2006	2,500	$1,250.00
Jonathan Lindsey Common issued for equity investment 2/14/2006	10,000	$5,000.00
William A. Little, III Common issued for equity investment 2/14/2006	2,200	$1,100.00
Corrine Mack Common issued for equity investment 2/16/2006	2,100	$1,050.00
L. James Martin Common issued for equity investment 2/16/2006	2,400	$1,200.00
Ian McSherry Common issued for equity investment 2/16/2006	2,000	$1,000.00
Phillip McSherry Common issued for equity investment 2/16/2006	2,150	$1,075.00
Walter C. McSherry Common issued for equity investment 2/16/2006	2,150	$1,075.00
Harry Nyce Common issued for equity investment 2/17/2006	2,500	$1,250.00
Shawn Pecore Common issued for equity investment 2/17/2006	2,000	$1,000.00

Recent Sales of Unregistered Securities, Continued

	Shares Issued	Consideration
Robin Rushing Common issued for equity investment 2/18/2006	2,200	$1,100.00
Curtis J. Rhoads Common issued for equity investment 2/18/2006	2,000	$1,000.00
Gregory A. Pinter Common issued for equity investment 2/18/2006	2,250	$1,125.00
Thomas Simpson Common issued for equity investment 2/20/2006	2,100	$1,050.00
Christopher Sullivan Common issued for equity investment 2/20/2006	2,000	$1,000.00
Norris Trombetta Common issued for equity investment 2/20/2006	2,200	$1,100.00
Richard Warren Common issued for equity investment 2/20/2006	2,000	$1,000.00
James Watson Common issued for equity investment 2/21/2006	2,100	$1,050.00
Michael Wojnicki Common issued for equity investment 2/21/2006	2,200	$1,100.00
Leland C. Wolf Common issued for equity investment 2/21/2006	2,000	$1,000.00
Thomas Woods Common issued for equity investment 2/21/2006	2,000	$1,000.00
Robert C. Zacher Common issued for equity investment 2/21/2006	2,000	$1,000.00
Kevin G. Corbell Common issued for equity investment 2/22/2006	10,000	$5,000.00
Cheryl Catalano Common issued for equity investment 2/22/2006	2,200	$1,100.00
Total as of December 31, 2005	5,550,150	$232,481.00
Less: Preferred class A shares returned and converted to common shares	(320,000)	0
Total as of June 30, 2006	7,786,300	$357,556.00

(1)	Since the Company does not have Directors Officers Insurance the price per share was discounted given this financial exposure for this new incumbent director.
(2)	The equity investment of the Sara Mirza Trust totaling $300,000 will reduce the loan balance to Samir Financial (Lender) when and if the loan is repaid when due (December 14, 2006). In lieu of Vsurance having to repay the entire loan amount of $4,000,000 the lender has agreed, if the loan is retired when due, to accept 600,000 class A preferred stock as a $300,000 payment in lieu of actual cash.
(3)	These existing preferred class A shareholders elected to convert their shares to common stock. This conversion took place after December 31, 2005. No general solicitation was made in connection with the conversion of these securities and this was a cashless conversion.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 504 and 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 27. Exhibits.

3.1	—Articles of Incorporation (1)

3.1 (b)	—Amendment to the Articles of Incorporation (1)

3.2	—Bylaws (1)

3.3	—Certificate of Designation of Preferences, Rights and Limitations of Series A ,B, and C Convertible Preferred Stock (3)

4.1	—Form of Common Stock Certificate (1)

5.1	—Opinion of Joseph Emas, Attorney at Law (6)

10.1	—Escrow Agreement(1)

10.2	—Loan and Security Agreement by and between Samir Financial, L.L.C., and Vsurance, Inc. (2)

10.3	—Attachments to Loan and Security Agreement (4)

10.4	—Guarantee of Russell Smith III (4)

23.1	—Consent of Joseph Emas, Attorney at Law (see 5.1 opinion) (6)

23.2	—Consent of Independent Registered Public Accounting Firm (6)

99.1	Securities Purchase Agreement (3)

99.2	—Subscription Agreement (5)

(1)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 24, 2006.
(2)	Previously filed as Exhibit 10.2 Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on May 30, 2006.
(3)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on June 23, 2006.
(4)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on September 22, 2006.
(5)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on October 13, 2006.
(6)	Previously filed as an Exhibit to Vsurance’s registration statement on Form SB-2/A filed with the Securities and Exchange Commission on October 20, 2006.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration Statement; and

(c)	include any additional or changed material information on the plan of distribution.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.	That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii)	any free writing prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

(iv)	any other communication that is an offer in the offering made by us to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 Registration Statement to be signed on its behalf by the undersigned, on October 26, 2006.

VSURANCE, INC.

By:	/S/ J. MATT LILE, III, RHU
J. Matt Lile, III, RHU, President

By:	/S/ MALCOLM L. POLLARD
Malcolm L. Pollard, CPA, JD Secretary/Treasurer/Chief Financial Officer / Principal Accounting Officer.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Date

/s/ Allen A. Hayes, MD PhD	October 26, 2006
Allen A. Hayes, MD PhD Director

/s/ Malcolm L. Pollard, JD, CPA	October 26, 2006
Malcolm L. Pollard, JD, CPA Director, Secretary/Treasurer/Chief Financial Officer / Principal Accounting Officer

/s/ Ann M. Perniciaro	October 26, 2006
Ann M. Perniciaro Director

/s/ J. Michael Pickens, JD	October 26, 2006
J. Michael Pickens, JD Director